Exhibit 4.13

English Translation

Debt Waiver Agreement

Party A (the “Creditor”):	Wuxi Seamless Oil Pipes Co., Ltd.

Party B (the “Debtor”):	Chaoyang Seamless Oil Steel Casting Pipes Co., Ltd.

Party C:	Mr. Zhou Liming

WHEREAS Party A and Party B used to be each other’s affiliate with certain debts in between reflected in the accounts, and Party C has become Party’s B controlling shareholder by way of acquiring 51% equity interests in Party B from Party A. The original debts between Party A and Party B shall be settled in a timely manner. Taking into consideration the actual situation of relevant enterprises and the fact of equity interest transfer, the parties hereby reach the following agreement through consultation:

1.                                      Debts: The parties acknowledge that as of the date of this Agreement, the amounts of shareholder loans and turnover funds that Party B owes Party A are RMB30,600,000 and RMB8,833,095.13, respectively.  The total debts amount to RMB39,433,095.13. All such debts have become due and should have been timely repaid.

2.                                      Waiver: Given that Party B repaid the original debts of RMB10,000,000 to Party A in November 2011, the equal amount of which shall be contributed by Party C into Party B as a new shareholder, Party A agrees to waive the debts that Party B owes Party A as set out above. Upon the effectiveness of this Agreement, such debts shall be deemed as fully repaid.

3.                                      Jurisdiction: In the event that a dispute arises in connection with this Agreement and fails to be resolved through consultation, such dispute shall be referred to the people’s court in the locality of Party A.

4.                                      Conditions for the Effectiveness of this Agreement: This Agreement is executed and takes effect on January 17, 2012.

Party A (the Creditor):	Wuxi Seamless Oil Pipes Co., Ltd. (Seal)

Representative:	[Company seal affixed]	/s/ Piao Longhua

Party B (the Debtor):	Chaoyang Seamless Oil Steel Casting Pipes Co., Ltd. (Seal)

Representative:	[Company seal affixed]

Party C:	Mr. Zhou Liming (Signature)

Zhou Liming:	/s/ Zhou Liming